Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Vascular Solutions, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Vascular Solutions, Inc. of our reports dated January 19, 2007, relating to the consolidated financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on pages 40, 42 and 43 of Vascular Solutions, Inc.’s annual report on Form 10-K for the year ended December 31, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

August 27, 2007